July 5, 2000

PERSONAL & CONFIDENTIAL

Bill Bracy
Bell Sports, Inc.
6350 San Ignacio
San Jose, California 95119

     Re:  Separation Agreement

Dear Bill,

     This Letter Agreement ("Agreement") sets forth the terms and conditions of your separation from Bell Sports Corp. and Bell Sports, Inc. (collectively, the "Company"). Your employment with the Company will be terminated as of August 4, 2000. The Company appreciates your service to Bell Sports and sincerely wishes you the very best in your future endeavors.

     In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

     EFFECTIVE DATE OF AGREEMENT. This Agreement will be effective as of the eighth day after you sign it.

     TERMINATION. Your employment with the Company will be terminated effective August 4, 2000.

     SEPARATION COMPENSATION. In consideration for your signing this Agreement, the Company agrees to pay to you, within ten (10) days following the date of your termination, at the home address listed in your employment records, Separation Compensation as set forth below (less all applicable state and federal tax withholding and other lawful deductions, and any loan amounts outstanding to the Company):

     (1) The full annual bonus to which you would have been entitles for the current fiscal year, as if you were fully employed for the fiscal year, if earned and payable when other employee bonus payments are made following the year end audit, in the amount of Two Hundred Sixty One Thousand Dollars ($261,000.00); and

     (2) A lump-sum amount equal to your highest annual base salary in effect during the 12-month period prior to the date of your termination, in the amount of Two Hundred Ninety Thousand Dollars ($290,000.00).

     BENEFIT CONTINUATION. For a period of one year from the date of your termination, the Company will continue to keep in full force and effect all medical, dental, accident, disability and life insurance plans with respect to you and your dependents with the same level of coverage, upon the same terms, and to the same extent as such plans were in effect immediately prior to your termination. Your execution of this Agreement will not be considered a waiver of any rights or entitlements you and your dependents may have under applicable law to continuation of coverage under the group medical plan maintained by the Company

     OUTPLACEMENT SERVICES. The Company will reimburse you for your expenditures for obtaining outplacement services, provided, however, that the Company will have no obligation to reimburse you in an amount exceeding 10% of your highest annual base salary from the Company in effect during the 12-month period prior to your termination.

     OUTSTANDING LOANS. There are currently two outstanding loans to you, which will be treated as follows:

     (1) A loan in the amount of One Hundred Fifty Thousand Dollars ($150,000.00), with a current principal balance of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00), evidenced by the Promissory Note dated April 8, 1998 between you and Chris Bracy as payors and Bell Sports, Inc. as payee. By its own terms, this note provides that the principal balance is due and payable upon your termination, and the outstanding balance will be deducted from the amount of your Separation Compensation; and

     (2) A loan in the amount of One Hundred Fifteen Thousand Ten Dollars and Seventy Seven Cents ($115,010.77), with a current principal balance of Ninety One Thousand One Hundred Sixty One Dollars and Seven Cents ($91,161.07), evidenced by the Promissory Note dated January 29, 1999 between you as maker and Bell Sports Corp. as payee. Payment of this note will be accelerated pursuant to the terms and conditions of the Bell Sports Corp. Investment and Incentive Plan and the Bell Sports Corp. Class C Investment Plan, both dated December 21, 1998, and the outstanding balance will become payable upon the earlier to occur of (i) a Liquidity Event (in which case this Promissory Note will become immediately due and payable) or (ii) your employment termination date of August 4, 2000 (in which case the amount due and payable will be deducted from the amount of your Separation Compensation).

     STOCK. Notwithstanding any provision to the contrary which may be contained in either the Bell Sports Corp. Investment and Incentive Plan or the Bell Sports Corp. Class C Investment and Incentive Plan, the shares of Series A Preferred Stock, Class A Common Stock, Class B Common Stock, and Class C Common Stock described in the Bell Sports Corp. Form of Stock Purchase Agreement and the Bell

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Sports Corp.  Form of Class C Stock Purchase  Agreement,  both dated January 29,
1999 will continue to vest to the degree consistent with your employment by the Company until October 1, 2000

     RELEASE. You hereby release and discharge the Company and its divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, and attorneys, from all rights, claims, causes of action, and damages, both known and unknown, in law or in equity, concerning and/or arising out of your employment with the Company prior to the date of this Agreement which you now have, or ever had, included but not limited to any rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, Employee Retirement Income Security Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the California Labor Code.

     You hereby waive and relinquish all rights and benefits afforded by California Civil Code section 1542. You understand and acknowledge the significance and consequences of this specific waiver of section 1542. California Civil Code section 1542 states as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

     RETURN OF COMPANY PROPERTY; EXPENSES. You agree to immediately return all Company property and equipment in your possession or under your control, including, but not limited to, keys, car phone, computer hardware and software, manuals, notebooks, financial statements, reports, product samples, and any other property of the Company. You must immediately submit to the Company all outstanding business expenses incurred on or before your termination, for reconciliation and payment.

     TRADE SECRETS. You acknowledge and agree that: (a) by reason of your position with the Company, you have been given access to certain pricing structures, product development ideas, product specifications, product samples, customer lists, and agreements, fee schedules, and various agreements between the Company and its customers, vendors, sales representatives, contractors, licensees and others which are unique to the Company, as well as the Company's financial records and other confidential materials and information; and (b) the foregoing constitute trade secrets and/or confidential information respecting the Company's business affairs. You agree, covenant and represent, that you have held, and will hold, all such trade secrets and/or confidential information confidential and that you will not disclose or use such information for any

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reason without the prior written consent of the Company. You agree that you will immediately return all documents and writings of any kind, including both originals and copies, within your custody, possession, or control, which contain any information which in any way relates or refers to the Company's trade secrets or confidential information. You further agree not to solicit or attempt to solicit directly or indirectly, any employees or contractors of the Company or its affiliates, either for your own purpose or for any other person or entity. You further agree not to divulge any of the Company's trade secrets or
confidential  information  to  solicit  or  attempt  to  solicit,   directly  or
indirectly, contractors, licensees, or customers of the Company either for your own purpose of for any other person or entity.

     LEGAL REPRESENTATION. You and the Company each acknowledge that you have had the opportunity to receive the advice of independent legal counsel prior to the execution of the Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of the Agreement, and you have fully exercised that opportunity to the extent desired and you understand the terms and provisions of this Agreement and its nature and effect. You further represent that you are entering into this Agreement freely and voluntarily.

     NO ADMISSION OF LIABILITY. Nothing contained in this Agreement or the fact that the Company has signed this Agreement shall be considered as admission of any liability whatsoever by the Company.

     CONFIDENTIALITY. As a material inducement to the Company to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate, and/or publicize or cause or permit to be disclosed, disseminated, and/or publicized, any of the specific terms of this Agreement, any claims or allegations or the basis for any claims or allegations, which were or could have been made against the Company and its divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, and attorneys, which concern and are within the scope of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof;
(c) in response to any subpoena issue d by a state or federal governmental agency; or (d) as otherwise required by law.

     NON DISPARAGEMENT. As a material inducement to both you and the Company to enter into this Agreement, you and the Company each agree that you and the Company will not make any negative or disparaging comments about one another.

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     WAIVER.  No  waiver of any of the  provisions  of this  Agreement  shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

     SEVERABILITY. In the event any provision of the Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     ENTIRE INTEGRATED AGREEMENT. This Agreement constitutes the entire integrated agreement between you and the Company and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between you and the Company.

     FEES AND COSTS. You and the Company agree that in the event of litigation relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

     CONSIDERATION PERIOD. You have twenty-one (21) days from receipt of this Agreement to consider it. The Company hereby advises you to consult with an attorney before signing this Agreement.

     REVOCATION PERIOD. For a period of seven (7) days following the signing of this Agreement, you may revoke this Agreement. The Agreement does not become effective or enforceable until the revocation period has expired.

     Please acknowledge your understanding and acceptance of this Agreement by signing this Agreement below and returning it to me at your earliest convenience, but no later than 5:00 p.m. on __________, 2000, the twenty-first day from the day you receive this Agreement. An extra copy of the Agreement has been signed by me and is attached for your records.

                                        Sincerely,

                                        BELL SPORTS CORP.

                                        By: /s/ Tikie Holewski
                                            ------------------------------------
                                            Its: Senior Vice President


                                        BELL SPORTS, INC.

                                        By: /s/ Tikie Holewski
                                            ------------------------------------
                                            Its: Senior Vice President

ACKNOWLEDGED AND AGREED:

Dated: July 10, 2000.                   /s/ W L Bracy
                                        ----------------------------------------
                                        William Bracy

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